Exhibit 99.1

STRYKER OPERATING RESULTS FOR
QUARTER ENDED JUNE 30, 2004

Kalamazoo, Michigan -- July 15, 2004 -- Stryker Corporation (NYSE:SYK) reported today that net sales were $1,043.0 million for the second quarter of 2004, representing a 17% increase over net sales of $891.7 million in the second quarter of 2003 and $2,078.1 million for the first half of 2004, representing a 20% increase over net sales of $1,738.6 million for the first half of 2003.  Excluding the impact of foreign currency, net sales increased 14% for the second quarter and 16% for the first half.

Net earnings for the second quarter of 2004 were $152.7 million, representing a 42% increase over net earnings of $107.5 million in the second quarter of 2003.  Diluted net earnings per share for the second quarter increased 42% to $.37 compared to $.26 in the second quarter of 2003.  Net earnings for the first half of 2004 were $288.6 million, representing a 36% increase over net earnings of $211.6 million in 2003.  Diluted net earnings per share for the first half increased 35% to $.70 compared to $.52 in the first half of 2003.

Sales Analysis

Domestic sales were $677.2 million for the second quarter and $1,335.1 million for the first half of 2004, representing increases of 19% and 20%, respectively, as a result of strong shipments of Orthopaedic Implants and MedSurg Equipment and higher revenue from Physical Therapy Services.

International sales were $365.8 million for the second quarter and $743.0 million for the first half of 2004, representing increases of 13% and 19%, respectively, as a result of higher shipments of Orthopaedic Implants and MedSurg Equipment.  The impact of foreign currency comparisons to the dollar value of international sales was favorable by $23.2 million in the second quarter and by $69.9 million in the first half.  Excluding the impact of foreign currency, international sales increased 6% in the second quarter and 8% in the first half.

Worldwide sales of Orthopaedic Implants were $630.9 million for the second quarter and $1,264.0 million for the first half of 2004, representing increases of 15% and 19%, respectively, based on higher shipments of reconstructive (hip, knee and shoulder), trauma, spine and micro implant systems and bone cement.  Excluding the impact of foreign currency, sales of Orthopaedic Implants increased 12% in the second quarter and 14% in the first half.

Worldwide sales of MedSurg Equipment were $349.5 million for the second quarter and $691.1 million for the first half of 2004, representing increases of 21% in both periods based on higher shipments of powered surgical instruments, endoscopic products, patient handling and emergency medical equipment and surgical navigation systems.  Excluding the impact of foreign currency, sales of MedSurg Equipment increased 20% in the second quarter and 19% in the first half.

Physical Therapy Services revenues were $62.6 million for the second quarter and $123.0 million for the first half of 2004, representing increases of 11% and 13%, respectively, as a result of revenue from new physical therapy centers and higher revenues from existing centers.

Income Tax Rate

The Company's effective income tax rate for the second quarter and first half of 2004 was reduced to 30.0% as compared to a 31.0% effective income tax rate for the second quarter and first half of 2003 and an effective annual income tax rate of 30.5% for the year ended December 31, 2003.  The income tax rate reduction results primarily from increased manufacturing in lower tax jurisdictions.

Conference Call

As previously announced, the Company will conduct a conference call for financial analysts at 5:00 p.m., Eastern Time, today.  To hear the conference call, dial 800/233-2178.  A simultaneous webcast of the call may be accessed via the Company's website at www.stryker.com.  The call will be archived on this site for 90 days. A recording of the call will also be available from 7:00 p.m., Eastern Time, today until 7:00 p.m. on Saturday, July 17, 2004.  To hear this recording dial 800/633-8284 (domestic) or 402/977-9140 (international) and enter the registration number 21198803.

Stryker Corporation is a leader in the worldwide orthopaedic market and is one of the world's largest medical device companies.  Stryker delivers results through a wide range of capabilities including joint replacements, trauma, spine and micro implant systems, orthobiologics, powered surgical instruments, surgical navigation systems and endoscopic products as well as patient handling and emergency medical equipment.  Stryker also provides outpatient physical therapy services in the United States.

Contact Information:
Dean H. Bergy
Vice President, Chief Financial Officer and Secretary
269/385-2600

STRYKER CORPORATION
For the Three Month and Six Month Periods Ended June 30, 2004
(Unaudited - In Millions Except Per Share Amounts)
CONDENSED STATEMENTS OF EARNINGS
	Second Quarter			Six Months
	2004	2003	% Change	2004	2003	% Change

Net sales	$1,043.0	$891.7	17.0	$2,078.1	$1,738.6	19.5
Cost of sales	364.7	326.9	11.6	732.9	627.7	16.8
GROSS PROFIT	678.3	564.8	20.1	1,345.2	1,110.9	21.1
% of Sales	65.0	63.3		64.7	63.9

Research, development and
engineering expenses	50.5	44.9	12.5	100.1	88.1	13.6
Selling, general and
administrative expenses	396.5	348.4	13.8	807.8	685.9	17.8
Intangibles amortization	11.2	10.1	10.9	24.0	19.1	25.7
	458.2	403.4	13.6	931.9	793.1	17.5
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OPERATING INCOME	220.1	161.4	36.4	413.3	317.8	30.1
% of Sales	21.1	18.1		19.9	18.3

Other expense (income):
Interest expense	1.8	6.4	(71.9)	3.2	13.4	(76.1)
Other	0.1	(0.8)	--	(2.2)	(2.3)	(4.3)
	1.9	5.6	(66.1)	1.0	11.1	(91.0)
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EARNINGS BEFORE INCOME TAXES	218.2	155.8	40.1	412.3	306.7	34.4
Income taxes	65.5	48.3	35.6	123.7	95.1	30.1
NET EARNINGS	$152.7	$107.5	42.0	$288.6	$211.6	36.4
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Net Earnings Per Share
Basic	$0.38	$0.27	40.7	$0.72	$0.53	35.8
Diluted	$0.37	$0.26	42.3	$0.70	$0.52	34.6

Average Shares Outstanding
Basic	400.8	397.2		400.3	396.9
Diluted	410.8	406.1		410.0	405.8

STRYKER CORPORATION
For the Three Month and Six Month Periods Ended June 30, 2004
(Unaudited - In Millions)
CONDENSED SALES ANALYSIS
	Second Quarter			Six Months
	2004	2003	% Change	2004	2003	% Change
Domestic	$677.2	$567.2	19.4	$1,335.1	$1,113.4	19.9
International	365.8	324.5	12.7	743.0	625.2	18.8
NET SALES	$1,043.0	$891.7	17.0	$2,078.1	$1,738.6	19.5
	====	====		=====	=====
Orthopaedic Implants	$630.9	$546.9	15.4	$1,264.0	$1,060.1	19.2
MedSurg Equipment	349.5	288.2	21.3	691.1	569.9	21.3
Physical Therapy Services	62.6	56.6	10.6	123.0	108.6	13.3
NET SALES	$1,043.0	$891.7	17.0	$2,078.1	$1,738.6	19.5
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STRYKER CORPORATION
(Unaudited - in Millions)
CONDENSED BALANCE SHEETS
	June 30	December 31
	2004	2003

ASSETS
Cash and cash equivalents	$62.6	$65.9
Accounts receivable (net)	699.5	498.6
Inventories	517.0	467.9
Other current assets	395.2	365.2
TOTAL CURRENT ASSETS	1,674.3	1,397.6

Property, Plant and Equipment (net)	620.5	604.7
Goodwill and Other Intangibles (net)	943.1	965.5
Other Assets	231.7	191.3
TOTAL ASSETS	$3,469.6	$3,159.1
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LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$843.0	$850.5
Long-Term Debt	3.9	18.8
Other Liabilities	160.1	135.0
Stockholders' Equity	2,462.6	2,154.8
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,469.6	$3,159.1
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STRYKER CORPORATION
For the Three Month and Six Month Periods Ended June 30, 2004
(Unaudited - In Millions)
CONDENSED STATEMENTS OF CASH FLOWS
	Second Quarter		Six Months
	2004	2003	2004	2003
OPERATING ACTIVITIES
Net earnings	$152.7	$107.5	$288.6	$211.6
Depreciation	25.1	23.1	50.8	46.2
Amortization	35.9	30.6	71.2	60.2
Proceeds from (Reductions of) accounts receivable securitization	(155.0)	51.5	(150.0)	51.5
Changes in working capital	(14.0)	(89.6)	(158.0)	(138.9)
NET CASH PROVIDED BY OPERATING ACTIVITIES	44.7	123.1	102.6	230.6

INVESTING ACTIVITIES
Business and product line acquisitions, net of cash acquired	(5.1)	(4.5)	(14.9)	(8.8)
Purchases of property, plant and equipment	(43.1)	(30.9)	(74.2)	(60.1)
Proceeds from sales of property, plant and equipment	--	0.1	7.8	0.2
NET CASH USED IN INVESTING ACTIVITIES	(48.2)	(35.3)	(81.3)	(68.7)

FINANCING ACTIVITIES
Repayments on borrowings, net	(0.2)	(84.5)	(10.1)	(137.5)
Dividends	--	--	(28.0)	(23.7)
Other	14.4	5.7	20.4	8.5
NET CASH PROVIDED BY (USED IN)
FINANCING ACTIVITIES	14.2	(78.8)	(17.7)	(152.7)
Effect of exchange rate changes on cash and cash equivalents	3.0	(1.5)	(6.9)	0.1
CHANGE IN CASH AND CASH EQUIVALENTS	$13.7	$7.5	$(3.3)	$9.3
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